Certificate of amendment

TO THE

CERTIFICATE OF INCORPORATION

OF

VANTAGE mHEALTHCARE, iNC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

It is hereby certified that:

1.	The current name of the corporation is Vantage mHealthcare, Inc. (the “Corporation”).

2.	The Corporation filed its Certificate of Incorporation with the Delaware Secretary of State on January 9, 2015 under the name Vantage mHealthcare, Inc. (the “Certificate”).

2.	The Certificate of the Corporation is hereby amended as follows:

By deleting Article FIRST in its entirety and replacing it with the following:

“FIRST: The name of the corporation is Nano Mobile Healthcare, Inc. (the “Corporation”).”

4.	This Certificate of Amendment to the Certificate of Incorporation was duly adopted pursuant to the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of September 8, 2015.

VANTAGE mHEALTHCARE, INC.

/s/ Joseph C. Peters
Joseph C. Peters
Chief Executive Officer